EXHIBIT 5.1

Opinion of Counsel

Snell & Wilmer L.L.P.

One Arizona Center
400 East Van Buren Street
Suite 1900
Phoenix, Arizona 85004-2202

TELEPHONE: (602) 382-6000

FACSIMILE: (602) 382-6070

August 11, 2016

Accelerate Diagnostics, Inc.

3950 South Country Club Road

Suite 470

Tucson, Arizona 85714

Attn: Steve Reichling

Re:	Registration Statement on Form S-8
Accelerate Diagnostics, Inc., Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as counsel to Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-8 of 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Accelerate Diagnostics, Inc. 2016 Employee Stock Purchase Plan, as amended by the First Amendment to the Accelerate Diagnostics, Inc. 2016 Employee Stock Purchase Plan (as amended, the “Plan”). You have requested that we deliver to you an opinion as to whether the Shares will have been duly authorized, validly issued, and, when issued, will be fully paid and non-assessable shares of common stock of the Company.

We have examined the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, the Plan, a good standing certificate issued by the Secretary of State of the State of Delaware as of a recent date, and such other corporate records, including the resolutions of the Company’s Board of Directors, and such other documents as we have deemed necessary in order to express the opinion set forth below. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, and subject to applicable state securities laws, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We are furnishing this opinion to the Company solely in connection with the Registration Statement, and it is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement in the context of issuing this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.